Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

Paramount Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	Rule 456(b) & Rule 457(r)	(1)(2)	(1)(2)	(1)(2)(3)	(4)	(4)	—	—	—	—

	Equity	Preferred Stock, par value $0.01 per share	Rule 456(b) & Rule 457(r)	(1)(2)	(1)(2)	(1)(2)	(4)	(4)	—	—	—	—

	Equity	Stock Purchase Contracts	Rule 456(b) & Rule 457(r)	(1)(2)	(1)(2)	(1)(2)	(4)	(4)	—	—	—	—

	Equity	Depository Shares (5)	Rule 456(b) & Rule 457(r)	(1)(2)	(1)(2)	(1)(2)	(4)	(4)	—	—	—	—

	Other	Warrants (6)	Rule 456(b) & Rule 457(r)	(1)(2)	(1)(2)	(1)(2)	(4)	(4)	—	—	—	—

Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	Equity	Common Stock, par value $0.01 per share	415(a)(6)	4,061,810 (7)	—	$73,193,816.20 (8)	—	—	S-3	333-253882	March 4, 2021	$7,370.62 (8)

	Total Offering Amounts					$73,193,816.20 (8)		$7,370.62 (2)(4)(8)

	Total Fees Previously Paid							$7,370.62 (8)

	Total Fee Offsets							—

	Net Fee Due							$0 (2)(4)

(1) Omitted pursuant to Form S-3 General Instruction II.E.

(2) This registration statement registers an indeterminate amount of securities of each identified class. Separate consideration may or may not be received for securities that are issuable upon exercise, conversion or exchange of other securities. The proposed maximum aggregate offering price per class of securities will be determined from time to time by the registrant in connection with the offering of the securities hereunder.

(3) Includes rights to acquire common stock in exchange for common units of limited partnership interest in Paramount Group Operating Partnership LP.

(4) In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the registrant is deferring payment of the entire registration fee.

(5) To be represented by depositary receipts representing an interest in all or a specified portion of a share of preferred stock. Each depositary share will be issued under a deposit agreement.

(6) The warrants covered by this registration statement may be preferred share warrants or common share warrants.

(7) Pursuant to Rule 416 of the Securities Act of 1933, as amended, the Registrant common stock offered hereby shall be deemed to cover additional securities to be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(8) Pursuant to Rule 415(a)(6) under the Securities Act, the securities registered pursuant to this Registration Statement include 4,061,810 shares of the Registrant’s common stock that had been previously registered pursuant to the Registration Statement of the Registrant on Form S-3 (Registration No. 333-253882), which we refer to as the “Prior Shelf”. The securities registered pursuant to the Prior Shelf included 4,061,810 shares of unsold common stock relating to a prospectus supplement filed pursuant to Rule 424(b)(2) on March 4, 2021. The registration fees with respect to such securities ($7,370.62 based on the filing fee rate in effect at the time of the filing) were previously paid in connection with the filing of a prospectus supplement relating to such securities under a prior registration statement on Form S-3 (File No. 333-208541) on December 14, 2015 and will continue to be applied to such unsold securities. Accordingly, no registration fee is due upon the filing of this prospectus supplement.